Financial Data

SBC COMMUNCIATIONS INC.
Statements of Segment Income
Dollars in millions
(Unaudited)
Three Months Ended
Wireline	3/31/03	3/31/02	% Chg
Segment Operating Revenues
Voice	$5,754	$6,346	-9.3%
Data	2,479	2,391	3.7%
Long-distance voice	578	591	-2.2%
Other	420	453	-7.3%
Total Segment Operating Revenues	9,231	9,781	-5.6%

Segment Operating Expenses
Cost of sales	3,837	3,764	1.9%
Selling, general and administrative
Selling	1,532	1,451	5.6%
General and administrative	534	581	-8.1%
Selling, general and administrative	2,066	2,032	1.7%
Depreciation and amortization	1,969	2,099	-6.2%
Total Segment Operating Expenses	7,872	7,895	-0.3%
Segment Income	$1,359	$1,886	-27.9%

Segment Income Margin	14.7%	19.3%

Cingular *
Segment Operating Revenues
Service revenues	$3,346	$3,316	0.9%
Equipment sales	244	227	7.5%
Total Segment Operating Revenues	3,590	3,543	1.3%

Segment Operating Expenses
Cost of sales	1,169	1,127	3.7%
Selling, general and administrative	1,217	1,299	-6.3%
Depreciation and amortization	488	450	8.4%
Total Segment Operating Expenses	2,874	2,876	-0.1%
Segment Operating Income	716	667	7.3%
Other Income (Expense) - Net	(295)	(295)	-
Segment Income	$421	$372	13.2%

Segment Operating Income Margin	19.9%	18.8%

* Results reflect 100% of Cingular Wireless' actual results

Directory
Segment Operating Revenues	$1,062	$699	51.9%

Segment Operating Expenses
Cost of sales	216	178	21.3%
Selling, general and administrative
Selling	154	119	29.4%
General and administrative	103	83	24.1%
Selling, general and administrative	257	202	27.2%
Depreciation and amortization	7	8	-12.5%
Total Segment Operating Expenses	480	388	23.7%
Segment Income	$582	$311	87.1%

Segment Income Margin	54.8%	44.5%

International
Segment Operating Revenues	$6	$7	-14.3%
Segment Operating Expenses	21	23	-8.7%
Segment Operating Income (Loss)	(15)	(16)	6.3%
Equity in Net Income of Affiliates	112	209	-46.4%
Segment Income	$97	$193	$-49.7%